Exhibit 1

DRIVING SUPERIOR RESULTS
Through Market Leadership and
Continuous Innovation

September 14, 2017

Dear Fellow Stockholders:

ADP’s Annual Meeting of Stockholders will be held on November 7, 2017 — and you face a key decision that will shape the future direction of your Company and the value of your investment.

Over the last five years, ADP has delivered a Total Shareholder Return (TSR) that has significantly outpaced the S&P 500, while driving strong revenue, margin and EPS growth. ADP has also made important investments in innovation and service to position the Company for the future. We are executing successfully on a thoughtful strategic plan to deliver superior value to shareholders through the evolution of our solutions which we believe will help improve client satisfaction and retention while also maintaining our tradition of cost discipline.

We ask for your support in this important election so that we can continue to deliver sustainable value to ADP shareholders.

Please vote FOR the election of all nominees on the WHITE proxy card today.

Your Strong and Independent Board Will Work to Continue ADP’s Outstanding Track Record of Shareholder Value Creation

ADP’s TSR has consistently outperformed the market. For example, since your Board appointed Carlos Rodriguez as CEO nearly six years ago, ADP has generated TSR of 203%, compared to the S&P 500 at 128% and our human capital management (HCM) peer companies at 153%. ADP also has outperformed the S&P 500 over one-, three-, five-, and 10-year periods.

Sources: Bloomberg, Capital IQ. 1Assumes ADP’s 7/27/17 intraday price of $111.65 as of 12:00PM, which is the assumed ADP “unaffected” price; assumes shareholders have held their CDK shares since it was spun off from ADP on October 1, 2014 and all ADP and CDK dividends have been reinvested on the ex-dividend date. 2Market data as of close on 7/26/17 results in 175% TSR (excludes CDK reinvestment). 3ADP does not have a direct competitor set. The peer set of HCM-Related Players reflects the broadest set of firms that either solely or partially compete in the HCM landscape ranging from early stage companies with narrow product sets to large cap software companies; market capitalization weighted: Benefitfocus; Cornerstone OnDemand; IBM; Insperity; Intuit; Microsoft; Oracle; Paychex; Paycom; Paylocity; SAP; The Sage Group; TriNet; Ultimate; Workday 4Market data as of close on 7/26/17.

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Your Board has also consistently delivered on its commitment to return capital to shareholders – returning $11.3 billion in share repurchases and dividends since
FY 2011 and increasing the annual dividend for the past 42 consecutive years.

We are Transforming our Technology and Services to Remain a Leader in HCM

We are a client-centric organization focused on both technology and services, and we deliver every payday on our commitment to our 700,000 clients around the world, the 1 in 6 American workers we pay, and the 14 million employees we pay outside the U.S. We are focused on transforming the business at an aggressive yet responsible pace to position ADP for continued success within the competitive global HCM environment.

We are investing more than $800 million annually in technology and innovation, with capital allocated to organic product innovation and recruiting of technical talent. Our successes are exemplified in our having been the first HCM provider to: transition to the cloud, move to mobile and develop big data solutions. We continue to pursue a long-term strategy to improve service and client satisfaction through enhancements in our service delivery while driving revenue growth and margin expansion. We are making key strategic investments in product and technology to:

●	Grow a complete suite of cloud-based human capital management solutions
●	Scale our market leading HRO solutions by leveraging our platforms and processes
●	Utilize our global presence and scale to offer clients the mission-critical solutions they need wherever they do business

Your Strong and Independent Board is Well Positioned to Continue the Successful Execution of Our Strategic Plan

ADP is committed to maintaining a strong and independent Board with the right mix of skills and expertise to continue its effective oversight of ADP’s strategy and management. Your Board is composed of experienced, independent directors with broad expertise across a number of key disciplines relevant to ADP, including human capital management, technology, business operations and strategic planning. We established a Corporate Development and Technology Advisory Committee (CDTAC) in 2014 that includes five independent directors with significant technology and transaction experience. CDTAC oversees corporate strategy on technology and innovation, spearheading key strategic initiatives such as the spin-off of CDK Global, evaluates global product and technology strategy, and holds management accountable for organic innovation objectives.

With four new directors having joined the Board since 2014 and an average tenure of only 6.8 years as of our Annual Meeting (well below the S&P 500 average of 8.3 years), we believe our current Board has the right balance of leadership continuity and fresh perspectives to help ADP continue its strong track record of delivering value to shareholders while positioning the Company for sustainable future growth.

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Protect the Value of Your Investment — Reject Pershing Square’s Nominees

As you may have heard, Pershing Square Capital Management, a hedge fund run by Bill Ackman, has nominated three candidates, in opposition to three highly qualified ADP directors, for election to the ADP Board at the 2017 Annual Meeting of Stockholders.

The Nominating/Corporate Governance Committee recently conducted a thorough review of each of Pershing Square’s nominees, including conducting individual interviews with each candidate and reviewing their background and past experiences. The Board determined that none of the Pershing Square nominees would bring additive skills or experience to ADP’s Board.

We have always respected the opinions of our shareholders and our Board recently met with Pershing Square and engaged in an in-depth discussion about Pershing Square’s views of ADP’s business. Pershing Square’s claim that ADP can increase operating margins by 1,600 basis points or 16 percent from its already strong and increasing margins presents major business risks for ADP. This could do serious harm to our client relationships, disrupt mission-critical technologies, and put ADP’s client retention — and by extension the ADP business model — at significant risk. Furthermore, Pershing Square has provided no clear roadmap on how it intends to accomplish the returns that it has targeted; if Pershing Square’s vague and risky ‘plan’ for ADP fails, it can simply walk away, while our clients and their employees, you – our shareholders, and our own associates are left to deal with the consequences.

ADP’s Board unanimously recommends that you vote to re-elect all of our highly qualified directors on the WHITE proxy card.

Our Commitment to Shareholders

We welcome opportunities to engage in constructive dialogue with shareholders, and we are committed to evaluating every strategic decision from a shareholder perspective. We have a robust shareholder engagement program and have taken a number of recent actions that were in direct response to shareholder feedback, including enhancing our proxy statement disclosures in the areas of compensation, governance and risk; refining our director assessment questionnaire; and launching an enterprise-wide effort to provide a formal Environmental, Social and Governance (ESG) report this FY 2018.

Your Board and management team are confident that ADP is on the right course to continue delivering substantial and enduring value for our shareholders. As the human capital management market rapidly evolves, along with the needs of our clients, we will continue to transform our organization and culture at a responsible pace to continue to compete effectively.

Your Vote is Important — Please Sign and Send the WHITE Proxy Card Today

We strongly urge you vote for the entire slate of 10 highly qualified and experienced current ADP director nominees. Your vote is very important, no matter how many shares you own. Support your Board by voting the WHITE proxy card TODAY. Please follow the instructions on the enclosed WHITE proxy card to vote by telephone or Internet or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided.

We urge you to discard any and all gold proxy cards sent to you by Pershing Square. If you have already returned a gold proxy card, you can change your vote by signing, dating and returning a WHITE proxy card. Only your latest dated proxy card will be counted. For additional information on the 2017 Annual Meeting of Stockholders, please visit VoteADP.com.

Thank you for your continued support.

The Board of Directors of ADP

3

Your Vote Is Important
No Matter How Many or How Few Shares You Own

VOTE the WHITE proxy card today. Re-elect your strong board members by telephone, online or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

DISCARD the GOLD proxy card from Pershing Square.
Voting the GOLD proxy card, even if you “withhold” on Pershing
Square’s nominees, will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

If you have questions, or need assistance in voting your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-0510

Banks and Brokers Call Collect: (212) 750-5833

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP’s success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

Additional Information

ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free: (877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company’s website at www.adp.com.